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                                                                 EXHIBIT m(2)(i)

[ING FUNDS LOGO]

June 1, 2004

ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Re:   Waiver of Fee Payable under Distribution Plan for the Class A Shares

Ladies and Gentlemen:

      Pursuant to our letter agreement dated September 1, 2003, we have waived the distribution fee of 0.10% of the average daily net assets payable to us under the Distribution Plan for the Class A Shares of ING Tax Efficient Equity Fund (the "Fund"), a series of ING Equity Trust, attributable to Class A Shares of the Fund for the period from September 1, 2003 through May 31, 2004. By this letter, we agree to continue to waive that fee for the period from June 1, 2004 through and including May 31, 2005.

      Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                           Sincerely,

                                           /s/ Michael J. Roland
                                               Michael J. Roland
                                               Executive Vice President

Agreed and Accepted:
ING Equity Trust
(on behalf of ING Tax Efficient Equity Fund)

By: /s/ Robert S. Naka
    -------------------------
        Robert S. Naka
        Senior Vice President

7337 E. Doubletree Ranch Rd.  Tel: 480-477-3000       ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034     Fax: 480-477-2744
                              www.ingfunds.com